Exhibit 99.1

RLH Corporation Announces Resignation of Michael Vernon from Board of Directors

DENVER (July 10, 2019) — RLH Corporation (NYSE:RLH) today announced Michael Vernon will resign from the Company’s Board of Directors effective December 31, 2019. Mr. Vernon has served on the Company’s Board since 2012 and is currently a member of the Audit and Compensation Committees.

Robert Wolfe, Chairman of the Board stated, ”On behalf of the Company and the board of directors, we would like to thank Mike for his service including his leadership as former Audit Committee Chair. During his tenure, RLH has made transformative changes to its strategy and capital structure. Mike has been a valuable member of the board and we wish him well in his future pursuits.”

Mr. Wolfe continued, “RLH seeks to use its board for governance as well as a strategic asset. The board’s membership and composition has evolved with the company’s transformation adding expertise in travel and leisure, technology and finance. The board believes it has benefitted from its efforts to increase diversity. As we look ahead, the Company will endeavor to align the Board with its strategy focusing on franchise development, technology, including SAAS and artificial intelligence, and other expertise.”

The Nominating and Corporate Governance Committee is responsible for recommending qualified board candidates. The Committee is working toward adding a new member in the near term to replace Mr. Vernon.

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About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com